UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 12, 2007
Stanley-Martin Communities, LLC
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-130488	03-0410135
(Commission File Number)	(I.R.S. Employer Identification No.)

11111 Sunset Hills Road, Suite 200	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 964-5000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 12, 2007, our senior secured credit facility was amended, to among other things, extend the maturity date of the facility by one year from December 1, 2009 until December 1, 2010. The senior secured credit facility provides financing of up to $127.5 million, consisting of a revolving credit facility and includes borrowing capacity available to our subsidiary Neighborhoods Capital, LLC and certain of its subsidiaries, for letters of credit. The reduction in the amount of financing available from $150.0 million to $127.5 million was a result of the reduction in the number of syndicated banks responsible for the facility. The facility was also amended to reinstitute an “accordion” feature which allows for (i) the addition of syndicated banks and (ii) an increase in future financing under the facility to $150.0 million. The facility was also amended to reflect changes to the calculation of the borrowing base, including the amount of time during which land under development and finished lots, may be included in the calculation of the borrowing base. The amended facility is attached hereto as Exhibit 10.1 and incorporated herein by reference. The senior secured credit facility is provided by a syndicate of banks, financial institutions and other entities led by Wachovia Bank, National Association, as agent for the lenders, lender and issuing lender, and Wachovia Capital Markets, LLC as lead arranger.
Item 9.01 Exhibits
10.1 Second Modified and Restated Loan Agreement by and among Neighborhoods Capital, LLC, Wachovia Bank, National Association and the other parties identified therein, dated October 12, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY-MARTIN COMMUNITIES, LLC
Date: October 12, 2007	By:	/s/ Steven B. Alloy
Steven B. Alloy
President